EXHIBIT 99.1

ASHFORD INC.
FIRST QUARTER CONFERENCE CALL
August 5, 2016, 11:00 am CT
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey guys I guess it’s good afternoon now. I just had a couple of quick ones for you. I think the first thing was, you know, you guys talked about how the Ashford Prime offer included a $70 million termination fee assumption. And that’s way lower than where your expectations are for what the termination fee real value is. You know, from an Ashford Inc. perspective have you guys thought about trying to I guess put out a more formal number of where the termination fees are? I would imagine that if you published a number that the board supported it might actually generate some buzz in terms of interest in Ashford Inc. stock.

Monty Bennett:
That is a matter for the independents on the special committee. And they have kicked it around. And at this point in time they have just decided not to do it. But you bring up a good point and that has been part of their discussions but regardless at this point they’ve just decided against putting anything out.

Participant 1:	Can you give us any insight as to why not?

Monty Bennett:	They just didn’t want...

Participant 1:	Why they...

Monty Bennett:	They just didn’t want this process to be negotiated in public.

Participant 1:
Oh no, no I understand that. I’m just more thinking about, you know, you guys disclosed the, you know, the formula. And management has put out some assumptions on what the value of the termination fee is but has continually deferred to the board for, you know, ultimately what it - how it plays out. I would just think from an Ashford Inc. I’m not talking about a negotiation. I’m just saying, you know, if Ashford Inc. were to put out saying hey here is the formula and here is how we calculate that formula not negotiating or anything along those lines just this is the value.

Monty Bennett:	Yes.

Participant 1:	I would imagine the market would receive that pretty nicely.

Monty Bennett:
And they may. I think they - or I can tell you what the counter thoughts are. And the counter thoughts are is that number one that changes as you know over time. And they don’t want to get into a feeling where they feel like they’re obligated to constantly update it and that’s one. Two there might be a lot of, you know, diving in as to exactly how to they calculate it and getting into real bunch of that which they don’t particularly want to get into right now.

And third they think that then, you know, maybe there would be a - maybe the independents over at Prime or the Weisman Group would need to counter publicly as to what they think it really is. And that’s the reason they just didn’t want to get into this kind of public I call it a negotiation. I don’t know if that’s the right word but, you know, public either Prime or Weisman feeling like they needed to counter it in public and then back and forth. So those are the thoughts against. And again that’s their decision as far as where they are right now.

Participant 1:
No and I understand the idea of not wanting to go back and forth and negotiate in public. Okay that’s helpful. And then I guess the second question I had just had to do with the Remington transaction. I know that this isn’t really in your control in terms of the timing of the closing because you’re waiting on the IRS but, you know, it seems like it keeps getting pushed back. You know, is it still I mean from your obviously you’re giving us the best, you know, your best guess as to when it will close which will be in the fourth quarter, you know, can you give us any confidence level and that actually happening or do you think it might slip into 2017?

Monty Bennett:
You know, it’s just hard to say. It’s been frustrating for us. The IRS’s process has been a very long one. You know, here a few years ago we had hoped and expected a transaction like this to get a PLR in about six months. But that timeframe had extended to around nine months. And in our case we didn’t have the IRS really engaged with us until about mid-year which we are about right now. And so some of the conversations how they’ve engaged with us and now there’s some back and forth about, you know, what does this part of the transaction mean? What is that mean, et cetera, et cetera? So it’s frustrating for us.

We have put forth a structure that is consistent with prior rulings from the IRS but that doesn’t always carry the day. Sometimes they decide to change their thinking on things. And they haven’t decided yet whether they want to change their thinking or they’re just going to go with best precedent and that. So there’s ongoing dialogue with them.

So, you know, the level of confidence is hard for me to relay because it’s as you know it’s dependent upon a government agency and they’ve got a lot of things going on. And they’re affected by some of the budget cuts that occurs on their agency because of the politics involved and it just affects their ability to be timely.

So I wish I could give you a better answer than that. We’re, you know, very frustrated with it internally and we’re doing everything we can to accelerate it but have been very strongly advised by our contacts at Ernst & Young who we’ve worked with for decades and they’re excellent that you just don’t want to push these guys because it backfires on you. So we’ve just been trying to play it the right balance.

Participant 1:
Okay. So it sounds like 4Q is your best guess. They’ve engaged with you so things are finally moving forward but there’s still not a lot of visibility on the timing of closing so it’s possible it slips further out?

Monty Bennett:	It absolutely is.

Participant 1:	Okay, that’s helpful. And that’s it for me. Thanks.

Monty Bennett:	Thank you.

END

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